Exhibit 99.1

News Release

ARIAD ADOPTS SHAREHOLDER RIGHTS PLAN TO PRESERVE VALUABLE NET OPERATING LOSS CARRYFORWARDS AND OTHER TAX BENEFITS

Cambridge, MA, November 1, 2013 – ARIAD Pharmaceuticals, Inc. (NASDAQ: ARIA) announced today that its Board of Directors has adopted a shareholder rights plan in the form of a Section 382 Rights Agreement designed to preserve its substantial tax assets.

As of December 31, 2012, ARIAD had tax assets, including net operating loss carryforwards of $307.7 million and research tax credits of $17.8 million, which could be used in certain circumstances to offset ARIAD’s future taxable income or otherwise payable taxes and therefore reduce its federal and state income tax liabilities. ARIAD’s plan is similar to plans adopted by numerous other public companies with significant tax assets.

ARIAD’s ability to use these tax assets and others which may be generated would be substantially limited in the event of an “ownership change” under Sections 382 and 383 of the Internal Revenue Code and related U.S. Treasury regulations. In general, an ownership change would occur if ARIAD’s shareholders who own, or are deemed to own, 5% or more of ARIAD’s common stock increase their collective ownership in ARIAD by more than 50% over a rolling three-year period. The shareholder rights plan is intended to reduce the likelihood of an unintended ownership change occurring through the buying of ARIAD common stock.

As part of the plan, on October 31, 2013, ARIAD’s Board declared a dividend of one preferred-share-purchase-right for each share of ARIAD common stock outstanding as of November 11, 2013. Effective today, if any person or group acquires 4.99% or more of the outstanding shares of ARIAD common stock, or if a person or group that already owns 4.99% or more of ARIAD common stock acquires additional shares representing 0.5% or more of the outstanding shares of ARIAD common stock, then, subject to certain exceptions, there would be a triggering event under the plan. The rights would then separate from the ARIAD common stock and would be adjusted to become exercisable to purchase shares of ARIAD common stock having a market value equal to twice the exercise price, resulting in significant dilution in the ownership interest of the acquiring person or group.

ARIAD’s Board has the discretion to exempt any acquisition of ARIAD common stock from the provisions of the plan if it determines that doing so would not jeopardize or endanger the Company’s use of its tax assets. ARIAD’s Board also has the ability to terminate the plan prior to a triggering event, including but not limited to in connection with a transaction, if it determines that doing so would be in the best interests of the Company’s shareholders.

The Company expects to seek shareholder approval of the Section 382 Rights Agreement at its 2014 Annual Meeting. The rights issued under the plan will expire on October 30, 2014 if not approved by ARIAD’s shareholders prior to that date or October 30, 2016, if the plan is approved. The rights may also expire on an earlier date if certain events occur, as described more fully in the Section 382 Rights Agreement that the Company will file with the Securities and Exchange Commission.

Cravath, Swaine & Moore LLP and Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. are acting as ARIAD’s legal counsel.

Additional information regarding the Section 382 Rights Agreement will be contained in a Form 8-K and in a Registration Statement on Form 8-A that ARIAD is filing with the Securities and Exchange Commission. In addition, ARIAD shareholders of record as of November 11, 2013 will be sent a summary of the rights.

About ARIAD

ARIAD Pharmaceuticals, Inc., headquartered in Cambridge, Massachusetts and Lausanne, Switzerland, is an integrated global oncology company focused on transforming the lives of cancer patients with breakthrough medicines. ARIAD is working on new medicines to advance the treatment of various forms of chronic and acute leukemia, lung cancer and other difficult-to-treat cancers. ARIAD utilizes computational and structural approaches to design small-molecule drugs that overcome resistance to existing cancer medicines. For additional information, visit http://www.ariad.com or follow ARIAD on Twitter (@ARIADPharm).

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These “forward-looking statements” are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by forward-looking statements. These risks and uncertainties include, but are not limited to, the difficulty of determining all of the facts relative to Sections 382 and 383 of the Internal Revenue Code, unreported buying and selling activity by shareholders and unanticipated interpretations of the Internal Revenue Code and regulations, as well as those risk factors discussed under the heading “Risk Factors” contained in ARIAD’s Form 10-K, for the year ended December 31, 2012, which was filed with the Securities and Exchange Commission on March 1, 2013, as well as any updates to those risk factors filed from time to time in ARIAD’S Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. All information in this press release is as of the date of the release, and ARIAD undertakes no duty to update this information unless required by law.

CONTACTS:	For Investors	For Media
	Maria Cantor	Lissa Perlman
	maria.cantor@ariad.com	lissa-perlman@kekst.com
	(617) 621-2208	(212) 521-4800

Todd Fogarty
Todd-fogarty@kekst.com
(212) 521-4854

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